FIRST MODIFICATION TO EMPLOYMENT AGREEMENT
THIS FIRST MODIFICATION (“MODIFICATION”) is incorporated into and made a part of the April 13, 2009 Agreement between Employer and Executive.
RECITALS
A.    Subsequent to the date of the Agreement, the majority shareholder of Employer, First Community Financial Partners (“FCFP”), choose to participate in the Capital Purchase Program (“CPP”), a provision of the Emergency Economic Stabilization Act of 2008 (“EESA”) implemented through the U.S. Department of Treasury (“Treasury”).
B.    As an affiliate of FCFP, Employer and Executive are subject to the EESA Executive Compensation Restrictions as specified in Treasury’s June 15, 2009 Interim Final Rule (“IFR”).

C.    While Treasury holds an equity or debt position in FCFP (the “CPP Period”), the IFR, among other provisions, prohibits severance or “golden parachute” type payments to Executive attributable to Termination or Change in Control.

AGREEMNENT MODIFICATION

1.
As partial consideration for Executive’s waiver of severance payments during the CPP Period as provided for in Section 4 of the Agreement, Section 5 of the Agreement shall be null and void. The provisions of Sections 4 and 5 will be reinstated following the CPP Period.

2.
As further consideration and inducement for Executive’s waiver of severance, Employer agrees to modify Section 2 (d) of the Agreement to include a monthly general expense allowance of $1,700 and a monthly life insurance allowance of $900. These monthly allowances are added to the current monthly automobile allowance of $500 for a total of $3,100 per month. This consideration shall survive beyond the CPP Period.

IN WITNESS WHEREOF, the parties have executed this Modification as of May 18, 2010.

BURR RIDGE BANK AND TRUST	EXECUTIVE

By: /s/ Michael F. Pauritsch	/s/ Roy C. Thygesen
Michael F. Pauritsch, Chairman	ROY C. THYGESEN
711 37th St
Downers Grove, IL 60515